EXHIBIT 10.2



----- Original Message ----- From: "Harry G. Glen, M.D." oceans11@bellsouth.net

To: "Randy L. Baker" rbaker@medicalmakeover.net; "Randy Baker" rbaker@email.com; "Douglas Martin" dmartin@dpmartin.com; "Steve Durland" sdurland@durland-cpa.com

Sent: Monday, March 14, 2005 10:32 AM

Subject: Resignation


     I am tendering my resignation from MMAM effective immediately. The business plan that I provided to Leonard Weinstein and Randy Baker is the cornerstone and foundation upon which MMAM was created. I provided my business plan to Dr. Weinstein under the protection of a non-disclosure agreement and that business plan ultimately led to Dr. Weinstein forming MMAM. My business plan was a confidential and proprietary document. That fact was reflected by the two non-disclosure agreements that I signed with Dr. Weinstein and Mr. Baker. When it became apparent that Dr. Weinstein was unable to implement the plan, Randy Baker contacted me to provide direction to MMAM. In his first statement to me regarding MMAM, Mr. Baker explained that MMAM "had the car's chassis and I had the car's engine". Based on information from my plan Randy Baker was to receive a finder's fee for introducing me to MMAM. I gave Mr. Baker the option of a finder's fee or the CEO position of the company. He chose to be MMAM's CEO. In that capacity, Mr. Baker hired me as the company's COO, EVP and Chief Medical Officer, and continued to learn about my business model with respect to non-invasive medical procedures and how they could be successfully and profitably implemented. At that time, Mr. Baker recognized and acknowledged the substantial value of my ideas, and assured me that I would benefit financially from my provision of my ideas to MMAM and to Mr. Baker. Indeed, Mr. Baker's and MMAM's assurances are reflected in my employment agreement in which I am promised 10% of the company's outstanding stock. After we all realized what a great idea this was, we collectively joined forces. However, within a month of joining forces, Mr. Baker started to exclude me from his conversations with Steve Dorland, the company's only board member and Doug Martin, head of MMAM's chief investor group. I had virtually no access to these individuals to brief them on operations spearheaded by Mr. Baker, which I felt were, for the most part, directionless and redundant in scope. I confirmed this fact to Mr. Baker and requested his assistance in an effort to communicate with with Mr. Dorland and Martin, but was stonewalled. Lately, critical medical decisions regarding site locations (which must comply with OSHA guidelines), physician hiring, technology, etc. were made without my knowledge or input. As Chief Medical Officer these decisions were within the scope of my employment agreement, and yet they were made without my knowledge or advice by an individual without a medical background. Such decisions have created unnecessary exposure for my medical license with the State. In my meeting last Friday, Mr. Dorland stated that my input was not necessary prior to making these type of critical decisions. Since MMAM is relying on me and my medical license to ensure MMAM's activities are performed in a medically proper fashion, and MMAM has failed to seek or otherwise ignored my input, I can no longer continue as the company's CMO. Therefore, I hereby tender my resignation effective today March 14, 2005.